                                                                     EXHIBIT 2.1

                                18 January 2001



                             TRANSWITCH III, Inc.

                                      and

                                ROBERT BOUSQUET

                                      and

                                  RENE PELLAT

                                      and

                               BAUDOUCIN BRUNNER

                                      and

                                SYLVIE BOUSQUET

                                      and

                               ROBERT LACASSAGNE

                                      and

                             MADELEINE LACASSAGNE

                                      and

                                PATRICIA BAERT

                           Share Purchase Agreement

                         in respect of ADV Engineering

                           SHARE PURCHASE AGREEMENT


BETWEEN THE UNDERSIGNED:

(1) TRANSWITCH III, Inc., a Delaware Corporation having its principal place of business at 3 Enterprise Drive, Shelton, CT 06484, USA, represented by Bob Pico, (the "Purchaser");

(2) Robert Bousquet, a French citizen, married under the matrimonial regime of the "communaute legale reduite aux acquets" born on 28 February 1959 in Maison Caree, Algeria and resident at 15 allee du Clos d'Avena, 31 320 Vigoulet Auzil, France;

(3) Rene Pellat, a French citizen, married under the matrimonial regime of the "separation de biens" born on 24 February 1936 in Hussein Dey, Algeria and resident at 110, avenue Blanqui, 75013 Paris, France;

(4) Baudouin Brunner, a French citizen, widowed, born on 25 May 1938 in Strasbourg, France and resident at 95, rue du General Leclerc, 77170 Brie Compte Robert, France;

(5) Sylvie Bousquet nee Benichou, a French citizen, married under the matrimonial regime of the "communaute legale reduite aux acquets" born on 11 July 1958 in Paris, Franceand resident at 15 allee du Clos d'Avena, 31320 VigouletAuzil, France;

(6) Robert Lacassagne, a French citizen, married under the matrimonial regime of the "communaute legale universelle" born on 11 May 1928 in Cavaillon, France and resident at 199, avenue de la Victoire, 83000 Toulon;

(7) Madeleine Lacassagne, a French citizen, married under the matrimonial regime of the "communaute legale universelle" born on 24 August 1927 in Bort les Orgues, France and resident at 199, avenue de la Victoire, 83000 Toulon; and

(8) Patricia Baert a Belgian citizen, married under the matrimonial regime of the "separation de biens" born on 19 February 1962 in Brussels, Belgium and resident at 28, Kelleveloweg, 1560 Hoeilaart, Belgium (together with Robert Bousquet, Rene Pellat, Baudouin Brunner, Sylvie Bousquet, Robert Lacassagne and Madeleine Lacassagne, the "Vendors").

WHEREAS:

(A) ADV Engineering is a societe anonyme organised under the laws of France, having its registered office at Parc Technologique du Canal, 16 Avenue de l'Europe, 31520 Ramonville-St-Agne, France, registered under number 417 950 854 RCS Toulouse.

(B) The Purchaser is a part of the corporate group of TranSwitch Corporation, a corporation organised and existing under the laws of Delaware with its principal place of business at 3 Enterprise Drive, Shelton, CT 06484, USA.

(C) The Vendors wish to sell and the Purchaser wishes to purchase 5,000 shares of FRF 100 being the whole of the share capital of the Company upon the terms and subject to the conditions hereinafter set out.

(D) Simultaneously with the execution of this Agreement, the Purchaser, Robert Bousquet and Patricia Baert have signed a warranty agreement pursuant to which these Vendors have made certain representations and given certain warranties to the Purchaser in respect of the Company

(E) Simultaneously with the execution of this Agreement, the parties have signed an accord de confidentialite, a Registration Rights Agreement and an Escrow Agreement. The accord de confidentialite replaces the accord de confidentialite signed by the Company and TranSwitch Corporation on 22 November 2000.

(F) On the date hereof, TranSwitch shall grant stock options to all employees of the Company, such employees as consideration signing an amendment to their employment agreement in relation mainly to (i) future employee inventions or other intellectual property rights developed by employees and (ii) non-competition matters.

IT IS HEREBY AGREED AS FOLLOWS:

1   Definitions / Interpretation

    1.1 The Recitals and the Schedules constitute an integral part of this Agreement.

    1.2 In this agreement the following expressions shall have the following meanings unless the context otherwise requires:

          "Agreement" means this sale and purchase agreement;

          "Business Day" means any day (other than Saturday) upon which banks are open for business in Paris and New York;

          "Company" means ADV Engineering, details of which are set out in
          Schedule 1;

          "Closing Date Anniversary" means the date falling one year after the date hereof;

          "Escrow Agreement" means the escrow agreement to be entered into between the Vendors, TranSwitch Corporation and State Street Bank and Trust Company on the date hereof ;

          "NNM" means the NASD National Market;

          "Parties" means the parties to this Agreement and "Party" means any of them;

          "Payment 1" means the price to be paid by the Purchaser to the Vendors pursuant to Clause 3.2;

          "Payment 2" means the price to be paid by the Purchaser to the Vendors pursuant to Clause 3.3;

          "Security" includes for the purpose of this Agreement any "surete" "reelle" or "personnelle", "droit reel accessoire", "droit de retention", "reserve de propriete", "delegation", "subrogation", "fiducie", "cession fiduciaire" "en propriete" or "a titre de garantie" or any "mesure conservatoire" or "voie d'execution", as well as agreement, option, undertaking, offer or other real or personal right ("droit reel ou personnel") or other obligation which has the purpose or effect of restricting in any manner the ownership or the transferability of the relevant asset or right;

          "Shares" means 5,000 shares being the whole of the share capital of the Company, each held as specified in Schedule 1;

          "TranSwitch Common Stock" means the shares of common stock in TranSwitch Corporation to be issued pursuant to this Agreement;

          "Warranty Agreement" means the warranty agreement to be entered into between Robert Bousquet, Patricia Baert and the Purchaser on the date hereof.

2    Sale and Purchase of the Shares

     Each of the Vendors hereby sells the Shares specified against his name in
     Schedule 1 free from any Security to the Purchaser who hereby purchases such Shares.

3    Price

     3.1 The price for the Shares, is expressed in shares of common stock in TranSwitch Corporation in the case of Payment 1 and assuming that the conditions set out in Schedule 3 are fulfilled, either in shares of common stock in TranSwitch Corporation or cash, at the option of the Purchaser in the case of Payment 2. The price will be payable in two instalments as set out below in proportion to the Vendors' ownership in the Company as set out in Schedule 1.

     3.2  Payment 1

          3.2.1 On the date hereof, the Purchaser has transferred (or caused the transfer of) a number of shares of common stock of TranSwitch Corporation calculated in accordance with Clause
                    3.2.2 below (the "Payment 1 Shares") to the Vendors in proportion to their shareholdings as set out in Schedule 1. The exact number of shares transferred to each Vendor, rounded up to the nearest whole share, is set out in
                    Schedule 2.

          3.2.2 The number of Payment 1 Shares has been calculated as USD 5,000,000 divided by the average of closing prices of TranSwitch Corporation's publicly traded common stock as reported on the NNM during the period of 30 Business Days ending two Business Days prior to the date hereof rounded up to the nearest whole share.

     3.3  Payment 2

          3.3.1 Subject to Clause 4 below, on the date which is 30 days after the Closing Date Anniversary and subject to the fulfilment of the conditions set out in Schedule 3, the Purchaser shall in its sole discretion elect to transfer either:

                    (i)   USD 5,000,000 in cash; or

                    (ii) a number of shares of common stock of TranSwitch Corporation (rounded up to the nearest whole share) calculated in accordance with Clause 3.3.2 below (the "Payment 2 Shares")

                    to the Vendors in proportion to their shareholdings as set out in Schedule 1. The exact number of shares being transferred to each Vendor shall be rounded up to the nearest whole share.

          3.3.2 The number of Payment 2 Shares shall be calculated as USD 5,000,000 divided by the average of closing prices of TranSwitch Corporation's publicly traded common stock as reported on the NNM during the period of 20 Business Days ending two Business Days prior to the Closing Date Anniversary rounded up to the nearest whole share.

          3.3.3 The Purchaser has on the date hereof delivered to the Vendors a guarantee by TranSwitch Corporation in favour of the Vendors as security interest for Payment 2. For the avoidance of doubt, such security interest shall be without prejudice to the Purchaser's right to satisfy Payment 2 in either common stock or cash as set out in Clause 3.3.1 above.

4    Escrow

     4.1 Provided that the conditions for the payment of Payment 2 as set out in Schedule 3 are satisfied on the Closing Date Anniversary, on the date which is 30 days after the Closing Date Anniversary an amount equal to the lower of:

           4.1.1 the aggregate amount of claims made under the Warranty Agreement and not finally settled as at the date 30 days after the Closing Date Anniversary; and

           4.1.2    USD 1,000,000

           represented either by (i) common stock of TranSwitch issued to the Vendors, if the Purchaser has elected to make Payment 2 in shares of common stock or (ii) cash, if the Purchaser has elected to make Payment 2 in cash shall be withheld by the Purchaser from Payment 2 and held in escrow by State Street Bank and Trust Company as escrow agent in accordance with the Escrow Agreement as security for the Vendors' obligations under the Warranty Agreement. If no claims have been made under the Warranty Agreement or no such claims remain unsettled as at the date 30 days after the Closing Date Anniversary, Payment 2 will be paid to the Vendors in full in accordance with Clause 3.3 above.

    4.2 For the avoidance of doubt, the number of shares of common stock of TranSwitch Corporation, to be withheld by the Purchaser and held in escrow shall be determined taking into account the average of closing prices set out in clause 3.3.2 above, rounded upwards to the nearest whole number.

5   Investment Representations of the Vendors

    5.1 Each of the Vendors is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D promulgated by the United States Securities and Exchange Commission ("Commission") pursuant to the Securities Act of 1933 as amended (the "Act").

    5.2 The Vendors understand and acknowledge that the TranSwitch Common Stock to be received by the Vendors under this Agreement has not been registered with the Commisson, is illiquid in nature and cannot be transferred except pursuant to a registration statement declared effective by the Commission or pursuant to an exemption from such registration. None of the Vendors has any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to the TranSwitch Common Stock.

    5.3 Each of the Vendors is able to fend for himself or itself, can bear the economic risk of the investment in TranSwitch Common Stock and has such knowledge and experience in financial or business matters that he or it is capable of evaluating the merits and risks of the investment in the TranSwitch Common Stock. Each Vendor that is not a natural person has not been organized solely for the purpose of acquiring the TranSwitch Common Stock.

    5.4 Each of the Vendors understands that the shares of TranSwitch Common Stock are characterized as "restricted securities" under the federal securities laws of the United States inasmuch as such shares are being acquired from Purchaser in a transaction not involving a public offering, and that under such laws and applicable regulations such securities may be resold without registration under the Act only in certain limited circumstances.

     5.5 No offer to purchase the TranSwitch Common Stock was made in the United States, nor was any selling effort made to any of the Vendors or otherwise in the United States with respect to the TranSwitch Common Stock.

     5.6 At the time this Agreement and all other documents relating to Vendors' purchase of the TranSwitch Common Stock were executed and delivered, each of the Vendors was outside the United States.

     5.7 None of the Vendors is a "U.S. person" as defined in Regulation S ("Regulation S") promulgated by the Commission under the Act, or a resident of or otherwise located in the United States, or acquiring the TranSwitch Common Stock for the account or benefit of any U.S. person.

     5.8 Vendors will resell the TranSwitch Common Stock only (i) in accordance with the provisions of Regulation S, (ii) pursuant to an effective registration statement under the Act, or (iii) pursuant to an available exemption from registration under the Act; and otherwise in accordance with this Agreement.

     5.9 None of the Vendors has offered, sold, or entered into any transaction (e.g., the purchase of any put or sale of any call) involving the sale or potential sale of any shares of TranSwitch common stock in the United States or to U.S. persons.

     5.10 Each of the Vendors understands agrees and acknowledges that his or its purchase of the TranSwitch Common Stock is contingent upon the express condition that TranSwitch be required to refuse to register any transfer of the TranSwitch Common Stock not made in accordance with the provisions this Agreement and either the provisions of Regulation S or an effective registration statement under the Act.

     5.11 Each of the Vendors understands that the TranSwitch Common Stock is being offered and sold to it in reliance upon specific exemptions from the registration requirements of United States Federal and state securities laws and that TranSwitch is relying upon the truth and accuracy of the representation, warranties, agreements, acknowledgments and understanding of Vendors set forth herein in order to determine the applicability of such exemptions and the suitability of the Vendors to acquire the TranSwitch Common Stock. Each of the Vendors is familiar with and understands the terms and conditions contained in Regulation S.

     5.12 It is understood that the certificates evidencing the shares of TranSwitch Common Stock will bear a legend substantially similar to the following:

          "The Securities represented hereby have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred or otherwise disposed of except in accordance with the terms thereof and unless registered with the Securities and Exchange Commission of the United States and the securities regulatory authorities of certain states or unless an exemption from such registration is available."

6   Closing

     6.1  The Vendors have on the date hereof delivered to the Purchaser:

          6.1.1 share transfer forms, duly established, dated and signed in favour of the Purchaser relating to the Shares;

          6.1.2 the share register and the shareholder accounts of the Company evidencing that each Vendor is the owner of all the Shares which he/she is transferring, such register and shareholder accounts containing no mention of any Security on the shares;

          6.1.3 the minutes of the meeting of the board of the Company approving the Purchaser as a new shareholder pursuant to its statuts;

          6.1.4 the minutes of the shareholders meeting of the Company having appointed such directors as have been proposed by the Purchaser with effect on the date hereof;

          6.1.5 letters of resignation, with effect on the date hereof, of existing directors of the Company, whereby each director acknowledges that its rights against the Company, the Purchaser. and TranSwitch Corporation are fully satisfied and that he waives any right to make a claim or bring any action of any nature whatsoever against the Company, TranSwitch Corporation or the Purchaser, except as may arise out of a breach of this Agreement by Purchaser.

          6.1.6 letters addressed to the Company and Purchaser and signed by each selling shareholder who is not a Director of the Company acknowledging that his or her rights against the Company, the Purchaser and TranSwitch Corporation are fully satisfied and that he or she waives any right to make a claim or bring any action of any nature whatsovever against the Company, TranSwitch Corporation or the Purchaser, except as may arise out of a breach of this Agreement by Purchaser.

    6.2   The Purchaser has on the date hereof delivered to the Vendors:

          6.2.1 a copy of TranSwitch Corporation's instruction to State Street Bank to deliver the shares referred to in Schedule 2 to the Vendors;

          6.2.2 the guarantee by TranSwitch Corporation referred to in Clause 3.3.3 above; and

          6.2.3 the resolution appointing Mr. Bousquet as managing director (Directeur General) of the Company to be considered at a meeting of the board of directors of the Company as soon as possible after the execution of this Agreement.

    6.3 Immediately following Closing, the Purchaser shall issue options of TranSwitch Corporation common stock under TranSwitch Corporation's Non-qualified Stock Option Plan as modified by an addendum approved by the board of directors of TranSwitch Corporation on the date hereof to those employees of the Company selected by the Purchaser and Robert Bousquet.

7   Representation and Warranties

    7.1 Capacity

        Each Party to this Agreement, acting for his own account, has full capacity and is duly authorised to enter into this Agreement and to enter into and perform the obligations hereunder. In particular, each of the Vendors, acting for his/her own account, is duly authorised to sign this Agreement and to transfer the Shares, free of any Security.

     7.2  Warranties of the Vendors

          The sale and purchase of the Shares is subject to all applicable statutory warranties as well as those contained in the Warranty Agreement.

     7.3  Warranties of the Purchaser

          7.3.1 The Purchaser warrants that it is entitled to transfer to the Vendors the full ownership of the TranSwitch Common Stock on the terms of this Agreement without the consent of any third party. The TranSwitch Common Stock has been duly and validly allotted and issued and is fully paid.

          7.3.2 The Purchaser warrants that the terms and conditions of TranSwitch Corporation's Non-qualified Stock Option Plan for 2001 are on the date hereof similar in all material respects to those of the Non-qualified Stock Option Plan in place for 2000 with the exception of the addendum referred to in Clause 6.3 above.

8    Miscellaneous

     8.1  Notices

          Any demand, notice or communication under this Agreement shall be in writing and delivered by hand with acknowledgement of receipt or sent by registered post with acknowledgement of receipt or sent by facsimile transmission:

          8.1.1 in the case of the Purchaser to TranSwitch III, Inc. at 3 Enterprise Drive, Shelton, CT 06484, USA, marked for the attention of Bob Pico;

          8.1.2 in the case of the Vendors to the Vendors' addresses as indicated in this Agreement or, at the option of the Purchaser, to the Vendors' Agent's address;

          or such other address notified by any party to the others as provided above. Notifications shall be deemed to be made when received.

     8.2  Agent

          The Vendors hereby irrevocably appoint Mr Robert Bousquet, who accepts this appointment, as agent to give and receive all notices, to give all consents, to exercise the rights and fulfil all obligations of the Vendors on their behalf under this Agreement and that any decision of such agent shall bind the Vendors. It is expressly agreed that the expression "the Vendors" shall be construed as meaning "the representative of the Vendors" for any notice to be given or received under this Agreement.

          In the event that Mr Robert Bousquet should for any reason become incapable of fulfilling his duties as agent of the Vendors under this Agreement while this Agreement is still in force, the Vendors or their successors agree to appoint another agent with the same powers and responsibilities as provided herein within 30 Business Days of such event and promptly give written notice thereof to the Purchaser.

     8.3  Announcements

          Without prejudice to the press release to be published by the Purchaser following the execution of this Agreement and to announcements or disclosures required by US and French laws or stock exchange regulations or practices, the Vendors (taken together) and the Purchaser agree not to make any public announcement with respect to the transaction contemplated by this Agreement nor to disclose its terms without the prior consent of the other party, such consent not to be unreasonably withheld.

    8.4 Assignment

        None of the parties hereto shall be entitled to assign its rights or obligations hereunder without the prior written consent of the other parties save that the Purchaser shall be entitled to assign the benefit of all of its rights and obligations under this Agreement to one of its group companies, namely a company of which more than 50 per cent. of the share capital and voting rights is controlled, directly or indirectly, by the Purchaser. It shall notify such assignment to the Vendors or their respective successors within 8 Business Days.

    8.5 Reorganisation

        The rights and obligations of the parties to this Agreement shall not be affected by any amalgamation, merger, demerger or "apport partiel d'actif", or the transfer of all or part of the assets and liabilities of the Company or the Purchaser.

    8.6 Waivers

        A waiver by any party of any of its rights under this Agreement must, in order to be valid, be made in writing.

    8.7 Expenses

        Each party hereto shall bear its own fees and expenses in connection with this Agreement and the transactions contemplated herein as well as any taxes required by law to be paid by such Party.

    8.8 Successors

        All rights and obligations of each Party shall be binding and incur to the benefit of their respective successors, indivisibly (de facon indivisible) with the Party concerned and among themselves. In the event of the decease of any of the Vendors, any payment due to that person pursuant to Clause 3.3 above will automatically be made to its respective successor.

9   Governing Law

        This Agreement is governed by and shall be construed in accordance with French law, with the exception of the provisions relating to the escrow (Clause 4), which shall be governed and construed in accordance with the law of Massachusetts.

10  Arbitration/Expert

    10.1 All disputes arising out of or connected with this Agreement, including a dispute as to the validity or existence of the agreement, shall be resolved by arbitration in Brussels conducted in English by a sole arbitrator of Belgian nationality pursuant to the rules of the United Nations Commission on International Trade Law ("UNCITRAL"). The appointing authority for the purposes of the UNCITRAL rules shall be the International Chamber of Commerce ("ICC") acting in accordance with the rules adopted by the ICC for that purpose.

          The decision of the sole arbitrator will be final, the parties hereby formally waiving their right to appeal the decision. The sole arbitrator is authorised to carry out whatever investigation it deems necessary. The sole arbitrator will decide as to how expenses, legal fees and other costs arising out of the arbitration will be borne by the parties.

          Unless otherwise agreed by both parties, the arbitrator' s decision shall be made within six months of the date of appointment of the arbitrator.

     10.2 Unless the parties agree in writing otherwise (and in particular decide, without recourse to a third party expert, that the condition set out in Schedule 3 has or has not been satisfied), the decision as to whether such condition has been satisfied on the Closing Date Anniversary (and hence the final determination of the consideration for the purchase of the Shares), shall be made by an expert within the meaning of article 1592 of the Civil Code. The parties agree that the expert shall be a person appointed as set out in Clause 10.1 above. If for any reason no such person could be appointed or make a decision, the expert shall be appointed by the President of the Tribunal de Grande Instance de Paris at the request of either party. Prior to making a final decision, the expert shall meet with the parties and hear their arguments, provided however that the principe du contradictoire shall at all time be complied with by the expert.

Signed in Paris

On 18 January 2001

In 10 originals

THE PURCHASER
-------------

TRANSWITCH III Inc.

Represented by:
/s/ Robert Pico
---------------
Name:  Robert Pico
Title: Attorney-in-fact


THE VENDORS
-----------

/s/ Robert Bousquet
-----------------------
Name:  Robert Bousquet
Represented by:  Robert Bousquet
as Attorney-in-fact

/s/ Robert Bousquet
-----------------------
Name:  Rene Pellat
Represented by :  Robert Bousquet,
as Attorney-in-fact


/s/ Robert Bousquet
-----------------------
Name:  Baudouin Brunner
Represented by :  Robert Bousquet,
as Attorney-in-fact


/s/ Robert Bousquet
-----------------------
Name:  Sylvie Bousquet
Title:

Represented by : Robert Bousquet,
as Attorney-in-fact

/s/ Robert Bousquet
------------------------
Name:  Robert Lacassagne
Title:
Represented by : Robert Bousquet,
as Attorney-in-fact


/s/ Robert Bousquet
--------------------------------
Name:  Madeleine Lacassagne
Title:
Represented by : Robert Bousquet,
as Attorney-in-fact


/s/ Robert Bousquet
-------------------------
Name:  Patricia Baert
Title:
Represented by : Robert Bousquet,
as Attorney-in-fact